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                                                                    EXHIBIT 23.5

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


    As independent public accountants, we hereby consent to the incorporation by reference in Form S-3 of our report dated March 22, 1996 on the financial statements of State Line Tack, Inc. (the Company) as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 included in PETsMART, Inc.'s Form 10-K filed on April 28, 1997, and to the reference made to us under the heading "Experts" in the prospectus, which is part of such registration statement. It should be noted that we have not audited any financial statements of the Company subsequent to December 31, 1995 or performed any audit procedures subsequent to the date of our report.



                                          /s/ Arthur Andersen LLP
                                          Arthur Andersen LLP



Boston, Massachusetts
January 22, 1998